                                                                    Exhibit 10.3

                        REAL PROPERTY PURCHASE AGREEMENT

     THIS REAL PROPERTY PURCHASE AGREEMENT (the "Agreement") is made and entered into this 2nd day of July, 2002 by and between SHILOH OF MICHIGAN, L.L.C., a Michigan limited liability company ("Seller"), and PLASTECH HOLDING CORPORATION, a Michigan corporation ("Purchaser"), under the following circumstances:


                                    RECITALS:

     A. Purchaser is engaged in the purchasing, selling, and leasing of real estate, and desires to purchase a manufacturing facility in Romulus, Michigan.

     B. Seller owns a vacant manufacturing facility located at 9800 Inkster Road, Romulus, Michigan.

     C. Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, on the terms and conditions set forth in this Agreement, the vacant manufacturing facility described in Recital B above, including certain personal property assets and real property described below.

     NOW THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and further in consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.0 Purchase and Sale of Premises. On the Closing Date (as hereinafter defined), Seller agrees to and shall sell, convey, transfer, assign and deliver to Purchaser, on the terms and conditions set forth in this Agreement, all of Seller's right, title and interest in and to the Premises. For purposes of this Agreement, the term "Premises" means, collectively, the following:

     1.1 the land described in attached Exhibit A (the "Land"), and all buildings and improvements located thereon (the "Buildings"), together with all rights of Seller in and to all air, mineral and riparian rights and all tenements, hereditaments, privileges and appurtenances belonging or in any way appertaining thereto;

     1.2 any land lying in the bed of any street, road or avenue adjoining the Land, to the center line thereof, but only to the extent of Seller's interest, if any, therein;

     1.3 all easements, whether or not recorded, strips and rights-of-way abutting, adjacent to, contiguous with or adjoining any of the Land, but only to the extent of Seller's interest, if any, therein;

     1.4 such machinery, fixtures, equipment, office furniture and furnishings, and other tangible personalty, owned by Seller, identified in attached Exhibit B and located on or about the Land and the Buildings (collectively, the "Equipment");

     1.5 all plans and specifications relating to the construction of any improvements on the Land, and all unexpired warranties, if any, received by Seller in connection with the construction, improvement or equipping of the Land or Buildings; and

     1.6 at Purchaser's option, Seller's interest, if assignable, in all contracts and agreements associated with or used in the operation of the Land and Buildings, all of which are described on attached Exhibit C (the "Contracts").

2.0  Purchase Price; No Assumption of Liabilities or Successor

     2.1 Purchase Price. The Purchase Price for the Premises shall be Nine Million Five Hundred Thousand Dollars ($9,500,000), subject to adjustments and apportionments as set forth in this Agreement (the "Purchase Price"). The Purchase Price shall be allocated as follows: (i) Nine Million One Hundred Thousand Dollars ($9,100,000) for the Buildings and Land; and (ii) Four Hundred Thousand Dollars ($400,000) for the Equipment. Purchaser shall pay the Purchase Price to Seller in immediately available United States funds at the Closing, as hereinafter defined.

     2.2 Prorations and Adjustments. Seller shall pay all expenses incurred in connection with the Premises and the operation of the business at the Premises covering all periods prior to Closing. Seller shall pay in full all real and personal property taxes and assessments, whether general or special, that are a lien against the Premises as of the Closing Date. Current real and personal property taxes shall be prorated and adjusted as of the Closing Date in accordance with the "due date" basis of the respective taxing authorities in which the Premises are located. Seller shall pay all charges for electricity, water, sewer, natural gas and sanitation until the Closing Date. All other items customarily prorated or required by any other provisions of this Agreement to be prorated or adjusted shall be so prorated or adjusted as of the Closing Date, as hereinafter defined.

     2.3 No Assumed Liabilities. All profits, losses, liabilities (including, but not limited to utilities), claims, or injuries, or any damage or loss caused by fire, storm, flood, theft or other casualty or cause, arising before the Closing Date shall be solely to the benefit or risk of Seller, except as otherwise stated in this Agreement. All such occurrences after transfer shall be solely to the benefit or risk of Purchaser. Purchaser shall not assume or be responsible for any of the day-to-day normal and reoccurring operating liabilities or obligations of Seller relating to Seller's business operated on the Premises prior to the Closing Date, including, but not limited to Seller's obligations related to products manufactured, contracts (except for the Contracts as provided herein), judgments, accounts payable, taxes, claims relating to products liability, securities law violations, pension and welfare plan contributions, and collective bargaining agreements.

     2.4 No Successor. Purchaser shall not be a successor-in-interest to Seller and shall have no successor liability to Seller or any creditor, shareholder, officer or employee of Seller under any legal theory.

     2.5 Earnest Money Deposit. If requested by Seller, upon execution of this Agreement by the parties, Purchaser shall deposit into escrow with the Golden Title Insurance Agency, Inc. (the "Title Company") the sum of Two Hundred Thousand Dollars ($200,000.00), representing the earnest money deposit (the "Earnest Money Deposit") under this Agreement. The Earnest Money Deposit shall be held by the Title Company in an interest-bearing account (and the term "Earnest

Money Deposit shall include all interest accrued thereon) and shall be paid to Seller at Closing or refunded to Purchaser in full if Closing does not occur by July 3, 2002, or otherwise disposed of as provided in this Agreement. Purchaser shall receive a credit in the amount of the Earnest Money Deposit against the amount due at Closing.

3.0  Due Diligence, Title, Survey and Environmental

     3.1 Due Diligence Period. Within five (5) days of the date of execution of this Agreement, Seller shall deliver to Purchaser the following documents, which shall be replaced from time to time by more current documents or otherwise updated or recertified as provided herein:

          (a) A copy of the most recent title report or title insurance policy for the Premises, together with copies of all documents of record and such other items shown as an easement, covenant, lien or encumbrance in the title report.

          (b)  Copies of all Contracts listed on Exhibit C.

          (c) Copies of all mortgages or deeds of trust, related notes, security agreements, bond documents and financing statements now in effect with respect to the Premises.

          (d) Any "as built" survey and plans and specifications and construction documents (including without limitation site plans, building plans and specifications and change orders) for the Premises that are in Seller's possession or are under Seller's control.

          (e) Any engineering reports or other tests or studies (including any traffic, soil and environmental audits or reports) that are in Seller's possession or under Seller's control concerning the physical condition and operation of the Premises or recommended improvements.

          (f) All real estate tax bills and assessments for the three (3) year period prior to the date of this Agreement and any real estate tax bills or notices of assessment received by Seller between the date of this Agreement and the Closing Date.

          (g) Any other documents or information currently in Seller's possession or under Seller's control and that may be reasonably requested by Purchaser.

          Upon prior written notice or request from the Purchaser to the Seller, at all reasonable times hereafter, (up to and including the Closing Date), Seller shall (i) make available to, disclose to and instruct its accountants, counsel, agents and employees to disclose to Purchaser, its counsel and/or accountants, all engineering and soil reports concerning the Premises, and (ii) afford Purchaser and any and all representatives of Purchaser free and full access to the Land and Buildings being purchased pursuant to this Agreement, in order to conduct such investigations (including soil and environmental tests and studies) as Purchaser shall, in its sole and absolute discretion, deem pertinent to Purchaser's acquisition and operation of the Premises. All documents supplied to Purchaser will be at Seller's expense. All documents will be returned promptly to Seller if the transaction contemplated by this Agreement is not consummated and all information will be treated by Purchaser on a confidential basis. Seller agrees that Seller will cooperate with Purchaser in connection with Purchaser's inspection of the Premises. Purchaser hereby agrees to indemnify and hold harmless Seller with respect to any liability, including but not limited to, personal injury or property damage, resulting from Purchaser's activities at the Premises in connection with the foregoing right of entry. The foregoing obligation of Purchaser shall survive the Closing or termination of this Agreement.

          If Purchaser determines, at any time prior to the expiration of the period commencing on the date of this Agreement and ending at 5 p.m., Detroit, Michigan time, on July 2, 2002 (the "Due Diligence Period"), that the results of Purchaser's inspections, including without limitation the results of any soil or other tests or studies performed by Purchaser with respect to the existence of Hazardous Substances (as defined in this Agreement) on the Premises are not satisfactory to Purchaser for any reason whatsoever, Purchaser shall have the right, immediately upon written notice to Seller, to terminate this Agreement and to receive a refund of the Earnest Money Deposit within five (5) business days of Seller's receipt of said written notice, in which event neither party hereto shall have any further rights or liabilities with respect to this Agreement, except as specifically provided herein.

     3.2  Title; Survey.

          (a) As evidence of title, Seller shall furnish to Purchaser, as soon as reasonably possible, but in any event, at least three (3) business days prior to the end of the Due Diligence Period, a title insurance commitment issued by the Title Company in the amount of the Purchase Price and committing the Title Company to insure Purchaser's fee simple title to the premises, without standard exceptions to the extent the same can be deleted with the survey hereinafter provided or a Seller affidavit, subject only to Permitted Exceptions (as defined below), and including a parking endorsement, access endorsement, completed structure zoning endorsement and such other title insurance endorsements as are reasonably requested by Purchaser. The title insurance commitment shall be accompanied by legible copies of any instruments of record or other instruments concerning title as reflected in the title insurance commitment. Purchaser shall have five
          (5) business days after receipt of the title insurance commitment, legible copies of the recorded instruments and the survey referred to below in order to examine title to the Premises and notify Seller in writing of Purchaser's disapproval of any matter shown on the title insurance commitment. Upon notice from Purchaser of its disapproval of any matter shown on the title commitment, Seller shall have until the day immediately preceding the closing Date within which to cure or eliminate such matters or, if Purchaser, in the exercise of its sole discretion agrees, to obtain title insurance from the Title Company that insures against such defects to Purchaser's sole satisfaction. If Seller is unable to cure or eliminate such matters, or to obtain title insurance that insures against such defects to Purchaser's sole satisfaction, Purchaser shall have the right to elect to either of the following as its sole remedy (i) waive in writing such defects, accept title subject to such encumbrances and exceptions and proceed to closing, in which case, the amount of any lien or monetary claim which can be removed with the payment of monies shall, at Purchaser's option, be deducted from the Purchase Price, or (ii) terminate this Agreement and receive a full refund of the Earnest Money Deposit. Concurrently with the Closing, Seller shall cause the Title Company to issue to Purchaser the

          Title Company's ALTA Owner's title insurance policy issued pursuant to the title commitment, including the special endorsements required pursuant to this Agreement. Seller shall bear the cost of the title policy, excluding the special endorsements; however, if the transaction contemplated by this Agreement fails to close for any reason other than as a result of a default by Seller under this Agreement, each of Seller and Purchaser shall bear 50% of the cancellation costs associated with the title commitment to be provided pursuant to this Agreement. Notwithstanding the above, the full cost of any lender's title insurance policy required or requested by Purchaser or its secured lender, and any special endorsements requested by the Purchaser in the ALTA Owner's title insurance policy shall be paid for exclusively by the Purchaser. Any encumbrance on title to which Purchaser does not object to as provided above or that Purchaser waives in writing as provided above shall be deemed to be a "Permitted Exception" pursuant to Section 5.2 of this Agreement.

          (b) Seller will obtain and use its best efforts to provide to Purchaser, at least one (1) day prior to the Closing Date, a Minimum Standard (1999 Minimum Details) ALTA/ASCM survey of the Premises prepared by a registered surveyor approved by Purchaser, and certified to Purchaser, Purchaser's lender (if any), and the Title Company, in a manner satisfactory to Purchaser and the Title Company. The survey shall be dated a date not more than 180 days prior to the Closing Date. Seller will also provide Purchaser with a legal description of the Premises prepared in accordance with such survey. The survey prepared shall be in accordance with the ALTA minimum survey standards and contain the certifications and other information required by such standards and the Title Company in order to (1) remove, to the extent possible based upon such ALTA minimum survey, the standard pre-printed exceptions relating to matters of survey, encroachments and the like, and (2) issue the title insurance endorsements required pursuant to this Agreement. The legal description so prepared shall be used in Seller's deed. Seller shall bear the cost of the survey if this transaction closes or if the transaction contemplated by this Agreement fails to close as a result of a default by Seller under this Agreement. If the transaction contemplated by this Agreement does not close for any reason other than Seller's default, the costs of the survey will be borne equally by Seller and Purchaser.

     3.3 Environmental Site Assessment. Purchaser may, at Purchaser's expense, obtain an Environmental Site Assessment for the Premises which provides a review of environmental factors in respect of the subject property.

4.0  Closing

     4.1 Time and Place of the Closing. The closing of the sale of the Premises shall take place on or before the date that is one (1) business day after the expiration of the Due Diligence Period or the satisfaction or waiver by Purchaser of the conditions to Purchaser's obligations to close, whichever occurs first, but in any event on or before July 3, 2002. The closing shall take place at a mutually agreeable location. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date". All transactions contemplated in connection with this Agreement shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all steps required hereunder are completed.

     4.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

          (a) Seller shall deliver to Purchaser evidence, in such form as in each case is reasonably satisfactory to Purchaser, that each of the conditions to the obligation of Purchaser to purchase the Premises from Seller which is set forth in this Agreement has been satisfied.

          (b) Purchaser shall deliver to Seller evidence, in such form as in each case is reasonably satisfactory to Seller, that each of the conditions to the obligations of Seller to sell the Premises to Purchaser which is set forth in this Agreement has been satisfied.

          (c) Seller shall deliver to Purchaser such deeds, bills of sale, endorsements, assignments and other instruments, in such form as in each case is reasonably satisfactory to Purchaser, as shall be sufficient to vest in Purchaser good and marketable title to the Premises, free and clear of all liens, mortgages, pledges, encumbrances, claims, charges and interests of every kind, except Permitted Exceptions.

          (d)  Seller shall deliver to Purchaser the following:

               (i) A warranty deed in proper, recordable statutory form conveying to Purchaser good and marketable fee simple title to the Premises, free and clear of all liens, encumbrances, assessments and restrictions, except Permitted Exceptions. Such deed shall also convey to Purchaser all rights, easements and privileges appurtenant to the Premises, to the extent Seller has an interest therein;

               (ii) A warranty bill of sale, in form reasonably acceptable to Purchaser, conveying to Purchaser title to the Equipment, free and clear of all liens and encumbrances;

               (iii) An assignment and assumption agreement, in form reasonably acceptable to Seller and Purchaser, conveying to Purchaser all of Seller's right, title and interest in the Contracts that Purchaser has elected to assume;

               (iv) An affidavit, in form satisfactory to Purchaser and provided by Purchaser, stating that Seller is not a foreign person under Internal Revenue Code Section 1445.

               (v) A customary owner's affidavit as to mechanic's and materialmen's liens and persons in possession of the Premises required by the Title Company as a condition to its agreement to delete the printed General Exceptions related to such liens and possession from the Commitment.

               (vi) An owner's policy of title insurance insuring Purchaser's fee simple title to the Premises, without standard exceptions but including the endorsements required pursuant to this Agreement, in the amount of Nine Million One Hundred Thousand Dollars ($9,100,000).

               (vii) If required by the Title Company in order to issue the completed structure zoning endorsement required pursuant to this Agreement, a zoning letter executed by the municipality in which the Premises are located indicating that the Premises and the use thereof comply with the zoning ordinances of the municipality and do not constitute a non-conforming use.

          (e) Purchaser shall pay the balance of the Purchase Price as provided in Paragraph 2, subject to the adjustments and prorations set forth below:

               (i)   The prorations and adjustments required pursuant to Section
               2.2 of this Agreement;

               (ii)  The Completion Holdback, if any, required pursuant to
               Section 6.3 below shall be deposited into escrow with the Title Company pursuant to an escrow agreement reasonable acceptable to Seller, Purchaser and the Title Company.

          (f) Purchaser and Seller shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Premises and the Purchase Price.

          (g) Seller shall pay for the owner's title policy, survey, transfer taxes, and one-half of all escrow fees. Purchaser shall pay for one-half of all escrow fees, the cost of the lender's policy and the cost for any special endorsements requested by the Purchaser in the ALTA Owner's title insurance policy.

5.0  Representations and Warranties of Seller

     In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller makes the following representations and warranties:

     5.1  Power and Authority of Seller.

          (a) Seller is a limited liability company duly organized and legally existing in good standing under the laws of the State of Michigan.

          (b) Seller has the power and authority to execute and perform this Agreement and all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by a duly authorized representative of Seller and such documents constitute or will constitute the enforceable obligations of Seller.

     5.2 Good Title. Seller has good and marketable title to the Premises and shall, except as otherwise provided herein, at Closing, transfer to the Purchaser fee simple title to the Premises, free and clear of any and all liens, mortgages, security interests, leases, conditions, restrictions, easements, options, claims, unrecorded agreements, or other encumbrances of any kind, except for the following "Permitted Exceptions":

          (a)  Those created or assumed by Purchaser;

          (b)  Zoning ordinances;

          (c) Real estate taxes which are a lien on the Premises but which are not yet due and payable as of the Closing Date;

          (d) Those items approved or waived by Purchaser in writing or to which Purchaser does not object pursuant to this Agreement.

     5.3 Litigation Involving Seller. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of Seller, threatened against or affecting the Premises and, to the best of Seller's knowledge, there is no basis for any of the foregoing. To the best of Seller's knowledge, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Seller is or was a party affecting the Premises.

     5.4 Accuracy of Information Furnished by Seller. To the knowledge of Seller no representation, statement or information made or furnished by Seller to Purchaser, including but not limited to those contained in this Agreement and the other information and statements referred to herein and previously furnished by Seller to Purchaser pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

     5.5  Environmental

          (a) Seller represents and warrants, to the best of Seller's knowledge having made reasonably prudent inquiry and investigation into the environmental compliance of the Premises and the business conducted on the Premises by the Seller, that the Premises, and the use of the Premises by Seller, were and are in compliance in all material respects with all Environmental Laws (as hereinafter defined) applicable to the Premises and the business conducted on the Premises.

          (b) Seller represents and warrants, to the best of Seller's knowledge having made reasonably prudent inquiry and investigation into the environmental compliance of the Premises and the business conducted on the Premises by the Seller, that there is no Environmental Claim pending or threatened against Seller, its subsidiaries, parent, or affiliates concerning the Premises, or otherwise involving the Premises. "Environmental Claim" means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances, or (ii) any violation of any Environmental Laws.

          (c) Seller represents and warrants, to the best of Seller's knowledge having made reasonably prudent inquiry and investigation into the environmental compliance of the Premises and the business conducted on the Premises by the Seller, that (i) no portion of the Premises has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws, (ii) no underground tank or other underground storage receptacle for Hazardous Substances is located on the Premises; (iii) in the course of any activities conducted on the Premises, no Hazardous Substances have been generated or are being used except in accordance in all material respects with applicable Environmental Laws; (iv) there have been no Releases or threatened Releases (as defined in applicable Environmental Laws) of Hazardous Substances on, upon, into or from the Premises which singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of the Premises; and (v) any Hazardous Substances generated by Seller at the Premises have been transported offsite only by properly licensed carriers. Further to the best of Seller's knowledge without verification thereof, any Hazardous Substances transported offsite by licensed carriers have been disposed of properly under applicable Environmental Laws.

          (d) "Environmental Laws" means all federal and state laws, regulations, judgments, decrees, orders, permits, licenses, and rules relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          (e) "Hazardous Substances" means any hazardous waste as defined by 42 U.S.C. Sec. 6903(5), any hazardous substance as defined by 42 U.S.C. Sec 9601(14); any pollutant or contaminant as defined by 42 U.S.C. Sec. 9601 (33), and any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law.

          Notwithstanding the above, nothing set forth, disclosed or contained in the Environmental Report, as hereinafter defined, in the phase II environmental site assessment performed by Purchaser as provided in Section 6.4, in Exhibit J attached hereto or in the environmental reports disclosed by Seller to Purchaser shall be a breach of any of the representations and/or warranties of the Seller hereunder.

     5.6 Cranes. To the knowledge of Seller, except as noted in the Exhibit K, after reasonably prudent inquiry and investigation, the cranes located in the Buildings are in good operating condition, are in compliance with all applicable safety laws, rules and regulations and are operational in all bays in the Buildings. Exhibit K attached hereto is a copy of an inspection report of the cranes in the Buildings performed by Mazzella Crane & Hoist ("Mazzella") for the Purchaser. Mazzella has estimated that the cost to perform all of the repairs and maintenance noted in the inspection report will not exceed $12,000.00. After the Closing, Purchaser shall have all of the repairs and maintenance noted in the inspection report performed at its cost. Upon receipt of the invoice from Mazzella related to the repairs and maintenance noted in the inspection report attached hereto as Exhibit K, Purchaser shall send a copy of the invoice to the Seller and Seller upon receipt of the same will pay to the Purchaser in a timely manner the lesser of:

          (i)  one-half (1/2) of the invoice; or

          (ii) $6,000.00.

     5.7 Transfer Tax. Seller shall be responsible for, and shall pay when due, any and all excise, sales, value added, use, registration, stamp, franchise, property transfer, gains, transfer and similar taxes, levies, charges and fees (including all real estate transfer taxes) incurred in connection with the transaction contemplated by this Agreement. Purchaser and Seller agree to cooperate in the filing of all necessary documentation and tax returns with respect to all such taxes, including, without limitation, any pre-sale filing procedure.

     5.8  Miscellaneous.

          (a) With respect to the Premises, Seller has received no notice or order from any governmental authority of a violation of any zoning, subdivision, building or fire code, or any other similar ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereof.

          (b) As of the date of Closing, the Premises shall be free from mechanic's liens or the possibility of the rightful filing thereof. If any material or labor has been furnished to the Premises within the sixty (60) day period immediately preceding the date of Closing, Seller shall furnish evidence reasonably satisfactory to Purchaser and Title Company that the payment in full for all such material and labor has been made or provided for.

          (c) There are no pending lawsuits, no threatened lawsuits, and no asserted or threatened violations which may affect the Premises or any part thereof or Seller's ability to perform this Agreement.

          (d) To Seller' knowledge there are no private restrictions or conditions by deed or contract relating to the Premises which do not appear of record.

          (e) Electricity, water and gas are available to the Premises, installed, and serving the manufacturing Facility on the Premises.

          (f) Seller is not a foreign person under Section 1445 of the Internal Revenue Code.

          (g) Seller has full authority to enter into and carry out the terms of this Agreement.

          (h) To Seller's knowledge the Buildings are in good condition and repair.

          (i) Seller is not aware of any fact or circumstances that would prevent or delay Purchaser from obtaining any licenses and approvals that are required for Purchaser's operation of the Premises as a plastics injection molding facility.

Provided that the Closing hereunder occurs, Seller agrees to indemnify and hold harmless Purchaser from and against any loss, cost, liability or expense (including reasonable attorneys' fees) incurred by Purchaser as a result of a breach of any of the representations and warranties contained in this Agreement including but not limited to Section 5 of this Agreement. The foregoing obligation to indemnify Purchaser shall survive the Closing for a period of twelve (12) months. (i.e., in order for Purchaser to make a claim thereunder, Purchaser shall notify Seller [in accordance with the notice procedures hereof] of its claim within twelve (12) months after the Closing, failing of which, Seller shall have no further right or obligation hereunder to Purchaser and Purchaser shall have no right or remedy against Seller hereunder, or for a breach of any representations or warranties hereunder.

     EXCEPT AS PROVIDED IN SECTION 4.2(d(ii) AND SECTION 5.6, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY WARRANTY OR REPRESENTATION TO PURCHASER, EITHER EXPRESSED OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT OR ANY COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONSTRUCTION, DESIGN, COMPLIANCE WITH SPECIFICATIONS OR LAWS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION. PURCHASER ACKNOWLEDGES AND AGREES THAT THE EQUIPMENT IS USED EQUIPMENT AND PURCHASER AGREES TO ACCEPT THE EQUIPMENT AS USED EQUIPMENT, IN AS IS CONDITION, AND WITH ALL FAULTS ASSUMED.

6.0  Additional Covenants of Seller

     6.1 Best Efforts. Seller will use its best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions to the obligation of Purchaser to purchase the Premises, except as otherwise specified in this Agreement.

     6.2 Conveyance of Title to Premises. Upon the payment of the portion of the Purchase Price payable at Closing, Seller shall convey title to Purchaser of the Premises in fee simple, free and clear of any and all liens, mortgages, security interests, leases, conditions, restrictions, easements, options, claims, unrecorded agreements, or other encumbrances of any kind, except for Permitted Exceptions.

     6.3 Maintenance of Properties. Seller will maintain the Premises in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, until the Closing Date. As applicable, Seller will power sweep and/or vacuum all floors in the building prior to the Closing Date, including all floors in the factory and the offices. Further, Seller will, at its expense have the repairs, cleaning and/or maintenance set forth on attached Exhibit D performed and completed, and will use its best efforts to complete the same prior to July 15, 2002 (except as expressly noted by the Seller or otherwise agreed to by the parties). In addition, Seller immediately shall, at Seller's sole cost and expense, commence and diligently pursue to completion the filling of all press pits, utility trenches and the scale pit in the Building, including the pits identified in Exhibit E attached hereto. All pits and trenches shall be appropriately cleaned prior to being filled and the scale shall be removed from the scale pit prior to such pit being filled. The fill for the press pits shall be compacted granular material (minimum 95 Modified Proctor) or low density concrete. The replacement floor over the press pits shall consist of 10" thick reinforced slab. The reinforced slab for the press pits shall consist of two mats of # 6 rebar at 18" on top and # 8 rebar at 18" on the bottom of the reinforced slabs. The replacement floor area over the utility trenches shall be 10" thick slab with 6x6x6/6 road mesh. All floor concrete to be 4000 psi design, mix cured with a water base. The replacement floor area shall have a smooth troweled finish to match the existing floor. All recessed areas around the pits and/or trenches which are to be filled as set forth above, shall be filled with 3/4" plate welded to the edge angle on both edges.

          In addition the Seller shall also at its sole cost and expense, commence and diligently pursue the filling with bar stock and/or epoxy of all grooves or holes around the small rails embedded in the floor of the Building, including those small rails identified in Exhibit F, so that such rails are level with the existing floor and no gaps exist between the rails and the existing floor.

          In addition, the Seller shall at its sole cost and expense, commence and diligently pursue the removal of the existing large rails including but not limited to those identified in Exhibit G attached hereto and repair the floor as required after such removal in order to make the floor flush and level. Additionally, all rail studs associated with the large rails shall be cut so that they are level with the existing floor in the Building. Further, Seller shall at its sole cost and expense cut off the tops of all other studs in the floor of the Building so as to make such studs level with the existing floor and shall remove the guard rail and cut the guard rail stud depicted in Exhibit H to make it level with the existing floor in the Building. Finally, the Seller shall remove all scrap bins and racks from the Premises prior to August 15, 2002. Seller will not have completed all the above work (the "Work") on or before the Closing Date, and as a result, Purchaser shall deposit into escrow with the Title Company at Closing an amount (the "Completion Holdback") equal to $68,000 which amount is approximately 110% of the cost, as reasonably estimated by Seller, of completing the following Work:

          (i)   The filling and capping of the press pits -- $50,000.00;

          (ii)  Garage door, panel, window seal repairs -- $3,000.00;

          (iii) Interior and exterior foundation wall and siding repair -- $4,000.00; and

          (iv)  Small rail filling -- $5,000.00.

The Completion Holdback and/or any applicable part thereof, shall be disbursed to Seller upon receipt by the Title Company of certification by Purchaser that the Work has been completed to Purchaser's satisfaction; such satisfaction not to be unreasonably withheld, provided, however, that if Seller has not completed the Work identified in items (i) through (iv) above on or before August 15, 2002, the applicable part or parts of the Completion Holdback relating to such unperformed Work shall be disbursed to Purchaser, the part related to such performed Work shall be disbursed to Seller, and Purchaser shall be entitled to cause the Work to be completed using such contractors as Purchaser may designate.

          On and after the Closing hereunder, Purchaser shall permit the Seller to utilize until August 15, 2002, without cost or expense, up to 33,000 square feet of storage area within the Building and located at the western end of the current soil storage area for the storage of equipment which Seller is removing from the Building.

     6.4 Hazardous Material Clean-Up/Environmental Remediation. Except for any PCB's in the transformers servicing the Buildings, if any, Seller shall remove from the Premises any and all hazardous liquids and materials prior to the Closing Date. Further on June 4, 2002, Purchaser received a Phase I environmental site assessment report from its environmental consultant, Clayton Group Services (the "Environmental Report"). A copy of the Executive Summary of the Environmental Report is attached hereto as Exhibit I. The Executive Summary of the Environmental Report identified three (3) potential recognized environmental conditions associated with the Premises. Purchaser's lender has required that Purchaser conduct additional investigation and assessment, as provided in the Executive Summary related to the three (3) potential recognized environmental conditions noted in the Environmental Report. Based upon the Executive Summary, Purchaser's secured lender required that Purchaser conduct additional investigation and assessment of the Premises. As a result, Purchaser had its environmental consultant, Clayton Group Services ("Clayton") perform a phase II environmental site assessment of the Premises, based upon the Executive Summary, which additional investigation included the taking of eight soil borings from the Premises. The results of the eight soil borings taken from the Premises, upon such soil borings being analyzed by Clayton are attached hereto as Exhibit J.

          Based upon the phase II environmental site assessment mentioned above and the results set forth in Exhibit J, the Purchaser shall after the Closing prepare and file with the Michigan Department of Environmental Quality ("MDEQ") a Baseline Environmental Assessment together with a Section 20107a Compliance Analysis (the "BEA"). All costs and expenses associated with the preparation and filing of the BEA shall be the sole responsibility of the Purchaser.

          The parties hereto acknowledge and agree that the BEA will be filed with the MDEQ for disclosure purposes only and not for determination purposes or response purposes. A copy of the BEA and the phase II environmental site assessment performed by Clayton for the Purchaser as provided above, shall be provided to the Seller upon completion and/or filing as applicable.

          If the MDEQ and/or any other governmental authority or other third party initiates or commences an enforcement, remediation, reimbursement or other action against the Seller or the Purchaser based upon the BEA, the Seller shall diligently defend and/or resolve the same at its initial cost and expense, provided however, that if Seller's reasonable cost and expense in defending and/or resolving any of the above actions exceeds $75,000.00, Purchaser shall indemnify, hold harmless and reimburse Seller for any and all costs and expenses incurred by Seller which exceeds $75,000.00 or in the alternative, at the election of the Seller, Purchaser shall pay directly any and all costs and expenses which exceed $75,000.00.

     6.5 No-Shop/Exclusivity. Upon the parties' execution of this Agreement and through Closing or the termination of this Agreement as provided herein, Seller will not solicit, initiate, or encourage the submission of any additional proposals or offers from any persons other than Purchaser relating to the acquisition of the Premises or participate in any additional discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person other than Purchaser to acquire the Property.

7.0  Representations and Warranties of Purchaser

     7.1 Authority. Purchaser is a corporation that is duly organized, validly existing and in good standing under the laws of the State of Michigan. Purchaser has full corporate power to enter into the transactions contemplated by this Agreement. Purchaser has duly authorized the execution and delivery of this Agreement.

     7.2 No Untrue Representation. To Purchaser's knowledge, no representation or warranty made by Purchaser in this Agreement, or in any certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact.

8.0  Conditions to the Obligation of Purchaser

     The obligation of Purchaser to purchase the Premises shall be subject to the fulfillment at or prior to the Closing Date (except as otherwise specified) of each of the following conditions:

     8.1 Accuracy of Seller's Representations and Warranties and Compliance by Seller with Its Obligations. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. Subject to Section 6.3, Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

     8.2 Receipt of Necessary Consents. All necessary consents or approvals needed to be obtained by Seller hereunder of third parties to any of the transactions contemplated hereby, the absence of which would materially affect Purchaser's rights hereunder, shall have been obtained and shown by written evidence satisfactory to Purchaser.

     8.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Premises to Purchaser or any other transaction contemplated hereby, or which might affect the right of Purchaser to own the Premises.

     8.4 Building Deficiencies. On June 7, 2002, Purchaser notified Seller in writing of certain deficiencies with the Building. As a result of such notice, Seller has agreed to correct prior to Closing, the deficiencies noted and set forth in Exhibit D attached hereto. Any other deficiencies noted in the written notice from Purchaser to Seller and not corrected or addressed as set forth in Exhibit D shall be waived by Purchaser and the Building accepted AS IS and with such uncorrected deficiencies. Further, as provided in Section 6.3, Seller has also agreed to diligently pursue and complete the matters referred to in Exhibits E, F, G and H of this Agreement.

9.0  Conditions to Obligations of Seller

     9.1 The obligation of Seller to consummate the purchase and sale of the Premises as contemplated hereby is subject to the fulfillment of the conditions set forth in this Section 9.0 at or prior to the Closing, any of which may be waived by Seller in its sole discretion.

          (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by Purchaser on or before the Closing Date shall, in all material respects have been complied with, satisfied and performed.

          (b) All of the representations and warranties made by Purchaser in this Agreement or in any certificate or document furnished or to be furnished to Seller hereunder, shall be true and correct in all material respects both on and as of the date of this Agreement, and on and as of the Closing Date.

10.0 Certain Actions After the Closing From and after the Closing Date, upon the reasonable request of Purchaser, Seller shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in Purchaser and protect its right, title and interest in all of the Premises, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

11.0 Termination.

     11.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transaction contemplated hereby may be abandoned:

          (a) By the mutual written consent of all of the parties hereto at any time prior to the Closing Date, in which case the Earnest Money Deposit shall be returned to Purchaser within five (5) business days;

          (b) By Purchaser at any time prior to the Closing Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Premises to Purchaser. In the event of a threatened action or proceeding, Seller shall provide notice with all information in its possession. Purchaser may postpone the closing and shall have fifteen (15) business days to terminate this Agreement under this subsection. If Purchaser terminates this Agreement pursuant to this Section 11.1(b), the Earnest Money Deposit shall be returned to Purchaser within five (5) business days. If Purchaser fails to do so, Purchaser's rights hereunder with respect to the disclosed action shall be deemed waived;

          (c) By either party in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the other party, as the case may be, shall (i) fail to perform in any material respect its obligations contained herein required to be performed prior to the Closing Date, or (ii) materially breaches any of its representations, warranties, or covenants contained herein, which breach is not remedied by the breaching party after receipt of notice thereof from the terminating party and prior to the Closing Date; provided that if Seller terminates this Agreement as a result of a failure by Purchaser described in clause (i) or clause (ii) above, the Earnest Money Deposit paid by Purchaser pursuant to this agreement shall be forfeited to Seller and paid to Seller, as Seller's exclusive remedy hereunder, within five (5) business days; and provided further that if Purchaser terminates this Agreement as a result of a failure by Seller described in clause (i) or clause (ii) above, the Earnest Money Deposit shall be returned to Purchaser within five (5) business days;

          (d) By Seller if any condition set forth in Section 9.0 hereof shall not have been met as of the Closing Date, in which case the Earnest Money Deposit shall be forfeited to Seller and paid to Seller within five (5) business days;

          (e) By Purchaser if any condition set forth in Section 8.0 hereof shall not have been met as of the Closing Date, in which case the Earnest Money Deposit shall be returned to Purchaser within five (5) business days; or

          (f) By Purchaser upon written notice to Seller during the Due Diligence Period if Purchaser is, in its sole discretion, dissatisfied with the results of its due diligence review, in which case the Earnest Money Deposit shall be returned to Purchaser within five (5) business days.

     11.2 The risk of any loss to the Premises to be sold by Seller hereunder and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the completion of the Closing, except as otherwise set forth in this Agreement, and shall be that of Purchaser thereafter. If any material part of said Premises shall be damaged by fire or other casualty prior to the Closing Date hereunder, Purchaser shall have the right and option:

          (a) to terminate this Agreement, without liability to any party thereto, in which case the Earnest Money Deposit shall be returned to Purchaser within five (5) business days, or

          (b) to proceed with the Closing hereunder, in which event Purchaser shall be entitled to receive and retain the insurance proceeds arising from such casualty, plus a payment from the Seller equal to the insurance deductible related to such fire or casualty.

12.0 Default. In addition to the remedies set forth in Section 11.1(c), Purchaser shall have the right, if Seller shall (a) fail to perform in any material respect the obligations that it is require to perform prior to the Closing Date, or (b) materially breaches any of its representations, warranties, or covenants contained herein and fails to remedy the breach promptly after receipt of notice thereof from Purchaser, to pursue any one of the following:
(i) specific performance hereunder, and/or (ii) claim for damages provided however such claim for damages shall not under any circumstances exceed the amount of the Earnest Money Deposit.

13.0 Miscellaneous

     13.1 Brokers' Commission. Seller engaged the services of a real estate agent and/or broker in connection with the transaction contemplated by this Agreement, and will be responsible for the payment of all fees, costs, and commissions claimed by such agent/broker. Seller will indemnify and hold harmless Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Seller to bring about, or to represent it in, the transactions contemplated hereby. Purchaser will indemnify and hold harmless Seller from any commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Purchaser to bring about or to represent it in the transactions contemplated hereby.

     13.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing signed by both parties.

     13.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

     13.4 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the purchase of the Premises and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.

     13.5 Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof.

     13.6 Possession. Possession of the Premises shall be delivered to Purchaser at the Closing.

     13.7 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     13.8 Execution In Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     13.9 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows:

     If to Seller, addressed to:

          Shiloh of Michigan, L.L.C.
          c/o Stephen E. Graham, Chief Financial Officer
          Shiloh Industries, Inc.
          5389 West 130/th/ Street
          Cleveland, OH 44130

     with a copy to:

          Steven E. Pryatel, Esq.
          Wegman, Hessler & Vanderburg
          6055 Rockside Woods Boulevard, Suite 200
          Cleveland, OH 44131

     If to Purchaser, addressed to:

          James A. Brown
          Plastech Holding Corporation
          22000 Garrison
          Dearborn, MI 48124

     with a copy to:

          Lauren A. Rousseau
          Plastech Engineered Products, Inc.
          22000 Garrison
          Dearborn, MI 48124

     Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

     13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed therein, and excluding conflicts of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   SHILOH OF MICHIGAN, L.L.C.

                                   By: /s/ Stephen E. Graham
                                      --------------------------------------
                                      Shiloh Corporation, its Member


                                   PLASTECH HOLDING CORPORATION

                                   By: /s/ James A. Brown
                                      --------------------------------------
                                      Its:__________________________________
                                               duly authorized officer

                                    Exhibit A

                                    The Land

Situated in the Northeast Quarter of Section 13, Town 3 South, Range 9 East, City of Romulus, Wayne County, Michigan:

     Commencing at the East quarter corner of Section 13, Town 3 South, Range 9 East; thence North 89(degree)45'0" West, 60.00 feet on the East and West quarter line of Section 13 to a point of intersection with the West right-of-way line of Inkster Road and the Point of Beginning of the parcel described herein; thence continuing North 89(degree)45'05" West, 1073.97 feet on the East and West quarter line of Section 13 to a point; thence North 00(degree)34'08" East, 970.73 feet to a point; thence South 88(degree)55'27" East 1073.00 feet to a point; thence South 00(degree)30'30" West, 955.24 feet on the West right-of-way line of Inkster Road and a line being 60.00 feet West of and parallel with the East line of the Northeast quarter of Section 13, to the Point of Beginning. Containing
     23.7309 acres of land, more or less. Subject to easements and road right-of-way's of record.
      9800 Inkster Rd.

Sidwell No. 80-049-99-0001-707

                                    Exhibit B

                                  The Equipment

All overhead cranes

All heating, lighting, plumbing and air conditioning fixtures

The telephone system, and approximately 26 telephones

The truck wells and Rite-Hite dock levelers and dock locks

Hot water heater

All existing carpeting

All appliances in the kitchen owned by the Seller

All restroom fixtures

The fire sprinkling system

The electrical transformers at the Buildings

All office furniture, including desks, chairs, filing cabinets, storage lockers/cabinets, bookcases, and tables

Modular cubicles, including desks, chairs, and storage

All conference room furniture, including tables, chairs, storage, and pull down screen

All Board Room furniture, including table, chairs, storage, appliances, and electronic screen

All data processing/IT wiring left intact

Closed circuit TV system

Keys to all offices and lockable furniture

All open shelving

Trash compactor

Two Liebert enclosure cabinets

                                    Exhibit C

                                    Contracts


                                      None

                                    Exhibit D

                          Repairs, Maintenance, Service

(a) Replace the broken glass window on the roll up garage door located on the northwest side of the Building (see photograph S3-S4);

(b)  Have all restrooms and offices in the Building cleaned;

(c) Replace the missing ceiling tile located in the office area of the Building;

(d)  Replace and/or repair the damaged ceiling tile in the copy room;

(e)  Repair the wall near the slop sink;

(f) Repair the block wall in the southwest section of the Building (see photograph L20-K20);

(g) Repair/replace the weather stripping on roll up garage door located on the north side of the Building (see photograph E8-E7);

(h)  Remove all dead bolt locks;

(i) Repair all interior exist signs and emergency lights so they are illuminated and/or operating;

(j) Have the HVAC system inspected by a licensed contractor and serviced if necessary so as to be operable;

(k)  All air filters in the Building to be replaced;

(l) All existing fire extinguishers in the Building to be tested and serviced so as to be operable;

(m) Existing fire suppression system in the Building to be inspected and serviced if needed so as to be operable;

(n) At the request of Purchaser, remove and discard all portable offices within the shop area and under equipment mezzanines; and

(o)  Remove the guardrail near the roll up garage door (see photograph E8-F8).

                                    Exhibit E

                                Pits to be Filled

                                   (M10 - O11)

                                   (I12 - H12)

                                    (E6 - F7)

                                    (O5 - L6)

                                    Exhibit F

                            Small Rails to be Filled

                              See photographs (I4)

                                    Exhibit G

                            Large Rails to be Removed

                           (See attached photographs)

                           See photographs (O14 - O13)

                                           (O14 - P16)

                                    Exhibit H

                     Guard Rail to be Removed and Studs Cut


                          (See attached photograph G8)

                                    Exhibit I

                                Executive Summary

     Mr. Kory Muskett, Tax Manager with Plastech Engineered Products, retained Clayton Group Services, Inc. ("Clayton") to conduct a Phase I environmental site assessment and limited suspect asbestos-containing materials ("ACM") assessment of the light industrial property located at 9800 Inkster Road in Romulus (Wayne County), Michigan. Clayton performed the Phase I environmental assessment and limited suspect ACM assessment in conformance with the scope and limitations of American Society for Testing and Materials ("ASTM") Standard Practice E-1527-00 and Comerica Bank's Guidance Document dated June, 1997.

     The objective of the assessment was to provide an independent, professional opinion regarding recognized environmental conditions (as defined by ASTM), if any, associated with the site. The scope of services provided by Clayton is described in Clayton's proposal (No. 02-DetES-1590) dated May 10, 2002, and addressed to Mr. Muskett. The terms and conditions under which the project was conducted were included in Clayton's proposal.

     In the professional opinion of Clayton, an appropriate level of inquiry has been made into the previous ownership and uses of the property consistent with good commercial and customary practice in an effort to minimize liability, and no evidence or indication of recognized environmental conditions has been revealed, except for the following:

     . The former operation of a steam clean area within the machine and die shop

          This area contains a concrete floor, a single-floor drain and associated sump, which discharge to an adjacent above ground storage tank ("AST"), and was used to steam clean press dies and other equipment utilized within the subject building. Minor staining of the concrete flooring was noted in this area.

     . The presence of ten machine pits and four machine trenches within the shop area

          According to Mr. Ronald Spears, Director of Health, Safety and Environmental for Shiloh Industries, Inc. (the current owner and previous occupant of the subject property), these trenches and pits are not known to have been constructed with a liner, and several of the pits are believed to contain collection sumps. These pits were used to house press equipment and to contain associated fluids (i.e., cutting fluid and lubricant).

     . The presence of staining near and a visible oil sheen within the southern-most floor drain located within the receiving area of the subject building.

          This staining and sheen may have resulted from a potentially hazardous material released from containers handled in this portion of the building.

     Because recognized environmental conditions were identified during the performance of the Phase I environmental site assessment, further investigation and/or assessment is warranted in order to determine the nature, extent, magnitude, and materiality of recognized environmental conditions at the property. The estimated cost of the additional investigation, which we believe to be necessary, ranges from $9,600 if groundwater is not encountered to $13,400 if groundwater is encountered. This investigation will include:

     . Drilling 8 soil borings to a maximum depth of 16 feet below ground surface

     .    Collecting soil samples from each soil boring

     . Collecting a groundwater sample from each boring, if groundwater is encountered

     . Analyzing soil and groundwater samples for one or more of the following: volatile organic compounds (VOCs), polynuclear aromatic hydrocarbons (PNAs), polychlorinated biphenyls (PCBs), and metals (arsenic, barium, cadmium, chromium, copper, lead, mercury, selenium, silver, and zinc)

     .    Preparing a report documenting subsurface investigation activities

     Clayton failed to observe evidence of gross material non-compliance associated with the subject property at the time of the site walkthrough.

     A subsurface investigation of the subject property was not undertaken as part of this assessment. Access to the subject property was not limited at the time of the assessment, with the exception of several machine pits and trenches within the building which were covered either with machinery or steel plates.

     The information and opinions presented in this Phase I environmental site assessment report should not be misconstrued as information and opinions normally pertaining to a formal environmental compliance audit.

                                    Exhibit J

                             Intentionally Omitted

                                   Exhibit K

Date: 06/21/02

PROPOSAL #: 062102TM

FROM:  MAZZELLA CRANE & HOIST                  TO: PLAS-TECH ENGINEERED PROD.
       12671 RICHFIELD COURT                PHONE: 313 791-8140 EXT. # 6297
       LIVONIA, MI 48150                      FAX: 313 791-8558
PHONE: 734 953-7300, EXT. #562               ATTN: GARY BONE
  FAX: 734 953-5710
  C/O: TOM MYERS

IN REGARDS TO OUR INSPECTIONS ON 6/20/02, WE ARE PLEASED TO PROPOSE THE FOLLOWING FOR YOUR CONSIDERATION:

PART #1, UNIT #1:
MISC. INFO: P & H SERIAL #CO-30802 & CO-30802T, 40 TON.
LABOR/MILEAGE/PARTS TO REPAIR THE ABOVE MENTIONED UNIT = SEE BELOW

PART #2, UNIT #2:
MISC. INFO: VIRGINIA CRANE SERIAL #VC-96-789, ACE ENG, TROLLEY SERIAL # 1635,30 TON
LABOR/MILEAGE/PARTS TO REPAIR THE ABOVE MENTIONED UNIT = SEE BELOW

PART #3, UNIT #3:
MISC. INFO: P & H SERIAL # CO-30805 & CO-30805T, 30 TON.
LABOR/MILEAGE/PARTS TO REPAIR THE ABOVE MENTIONED UNIT = SEE BELOW

PART #4, UNIT #4:
MISC. INFO: VIRGINIA CRANE SERIAL #VC-96-790, ACE ENG, TROLLEY SERIAL # 1634,30 TON
LABOR/MILEAGE/PARTS TO REPAIR THE ABOVE MENTIONED UNIT = SEE BELOW

PART #5, UNIT #5:
MISC. INFO: P & H SERIAL #CO-30803 & CO-30803T, 30 TON.
LABOR/MILEAGE/PARTS TO REPAIR THE ABOVE MENTIONED UNIT = SEE BELOW

PART #6, UNIT #6:
MISC. INFO: P & H SERIAL #CO-30804 & CO-30804T, 30 TON.
LABOR/MILEAGE/PARTS TO REPAIR THE ABOVE MENTIONED UNIT = SEE BELOW

TOTAL TO REPAIR ALL UNITS: NOT TO EXCEED $12,000.00, BASED ON INSPECTION REPORTS

TERMS: (SEE ATTACHED)
AVAILABILITY: APPROX. 3 - 4 WEEKS
FOB: SHIPPING POINT
TAXES: NOT INCLUDED

NOTE: ALL CURRENCY TO BE IN U.S. DOLLARS

THANK YOU FOR THE OPPORTUNITY TO QUOTE THESE REPAIRS FOR YOU. IF YOU HAVE ANY QUESTIONS PLEASE FEEL FREE TO CONTACT ME AT 877 962-7263, EXT. # 581.

THANK YOU FOR YOUR VALUED BUSINESS,

TOM MYERS